CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 811-21630 of NT Alpha Strategies Fund on Form N-2 under the Investment Company Act of 1940, of our report dated May 19, 2005, appearing in the Annual Report of NT Alpha Strategies Fund, for the period September 1, 2004 (commencement of operations) through March 31, 2005, and to the reference to us under the heading "Investment Advisory and Other Services" in the Statement of Additional Information, which is part of such Post-Effective Amendment.

/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois
November 29, 2005